For Immediate Release	Contact:
Claire M. Chadwick
EVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
P: (201) 444-7100

PRESS RELEASE

Stewardship Financial Corporation Announces
Earnings For The First Quarter of 2017

Midland Park, NJ - May 10, 2017 - Stewardship Financial Corporation (NASDAQ:SSFN), parent company of Atlantic Stewardship Bank, announced net income for the three months ended March 31, 2017 of $991,000, or $0.16 per common share. While the current year period net results were comparable to the three months ended March 31, 2016, the first quarter of 2017 reflected a provision for loan losses of $300,000 as a result of substantial loan growth compared to a recovery of $350,000 of the allowance for loan losses for the three months ended March 31, 2016.

“The current period results demonstrate the Corporation’s ability to report core earnings achieved through growing our loan portfolio, even with a related need to provide for a loan loss reserve,” stated Paul Van Ostenbridge, Stewardship Financial Corporation’s President and Chief Executive Officer.

Operating Results
Net interest income and net interest margin was $6.2 million and 3.23% for the first quarter of 2017 compared to $5.3 million and 3.11% for the comparable period a year earlier. Net interest income benefited from the recent loan growth. The three months ended March 31, 2017 included approximately $105,000 of prepayment premiums on loan payoffs compared to $27,000 for the same prior year period.

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Stewardship Financial Corporation continued                         May 10, 2017

The Corporation reported noninterest income of $799,000 for the three months ended March 31, 2017 compared to $819,000 for the equivalent prior year period. Excluding $24,000 of nonrecurring gains from securities transactions, noninterest income would have been $795,000 for the three months ended March 31, 2016, relatively comparable to the current year period.

Total noninterest expenses were $5.1 million for the three months ended March 31, 2017 compared to the $4.9 million incurred in the prior year period. “We remain committed to controlling expenses as we grow our balance sheet,” stated Van Ostenbridge.

Asset Quality
Results for the three months ended March 31, 2017 were affected by the Corporation recording a provision for loan losses of $300,000 as compared to the positive impact of a $350,000 negative provision for loan losses for the three months ended March 31, 2016. With the significant improvement in credit quality the recording of a provision for loan losses is directly linked to the robust growth in the loan portfolio.

Balance Sheet / Financial Condition
Total assets at March 31, 2017 were $844.4 million, reflecting an increase from the $795.5 million of assets at December 31, 2016. The growth in the balance sheet was the result of strong origination levels. New loan originations, partially offset by normal principal amortization and payoffs, resulted in net growth in the loan portfolio of $50.7 million. According to Van Ostenbridge, “The new loans originated represent a record level for the Corporation.”

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Stewardship Financial Corporation continued                         May 10, 2017

Total deposits were $700.7 million at March 31, 2017, reflecting net growth of $41.8 million since December 31, 2016. The Corporation continues to experience growth in both noninterest-bearing and interest-bearing deposits.

At March 31, 2017, the Corporation’s Tier 1 leverage ratio and total risk based capital ratio were 7.38% and 12.38%, respectively. These ratios are both significantly above the respective 4.0% and 8% minimum levels required and result in categorizing the Corporation as a “well capitalized” institution under regulatory guidelines.

The Corporation previously announced on April 17, 2017 the closing of its underwritten public offering of 2,509,090 shares of the Corporation’s common stock, which included 327,272 shares issued pursuant to the full exercise of the underwriter’s over-allotment option, at a price to the public of $8.25 per share, for aggregate gross proceeds of approximately $20.7 million. The net proceeds to the Corporation, after deducting the underwriting discount and estimated offering expenses, were approximately $18.8 million. The Corporation expects to use the net proceeds of this offering to support organic growth and other general corporate purposes.

About Stewardship Financial Corporation
Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 11 banking offices in Midland Park, Hawthorne, Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (2), Westwood and Wyckoff, New Jersey. Additionally, the Bank is scheduled to open its 12th branch location in Morristown, New Jersey in late spring. The Bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s tithe donations total over $9.3 million.

We invite you to visit our website at www.asbnow.com for additional information.

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Stewardship Financial Corporation continued                         May 10, 2017

The information disclosed in this document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016

Selected Financial Condition Data:
Cash and cash equivalents	$12,793	$11,680	$21,025	$13,901	$13,319
Securities available for sale	95,632	98,583	103,546	98,533	97,637
Securities held to maturity	52,805	52,330	54,179	65,666	62,427
FHLB Stock	3,784	3,515	2,425	2,650	2,608
Loans held for sale	188	773	300	581	783
Loans receivable:
Loans receivable, gross	654,769	604,083	552,106	537,638	528,011
Allowance for loan losses	(8,246)	(7,905)	(8,150)	(8,388)	(8,540)
Other, net	(327)	(226)	(110)	(25)	(64)
Loans receivable, net	646,196	595,952	543,846	529,225	519,407
Other real estate owned, net	401	401	834	834	1,013
Bank owned life insurance	16,673	16,558	16,439	16,320	14,212
Other assets	15,927	15,743	15,333	14,877	15,251
Total assets	$844,399	$795,535	$757,927	$742,587	$726,657

Noninterest-bearing deposits	$170,566	$169,306	$172,072	$160,461	$154,201
Interest-bearing deposits	530,138	489,624	474,012	466,008	458,225
Total deposits	700,704	658,930	646,084	626,469	612,426
Other borrowings	65,200	59,200	35,000	40,000	40,000
Subordinated debentures and subordinated notes	23,268	23,252	23,235	23,219	23,203
Other liabilities	2,810	2,766	2,040	2,213	1,836
Total liabilities	791,982	744,148	706,359	691,901	677,465
Shareholders' equity	52,417	51,387	51,568	50,686	49,192
Total liabilities and shareholders' equity	$844,399	$795,535	$757,927	$742,587	$726,657

Gross loans to deposits	93.44%	91.68%	85.45%	85.82%	86.22%

Equity to assets	6.21%	6.46%	6.80%	6.83%	6.77%

Book value per share	$8.55	$8.39	$8.43	$8.29	$8.05

Asset Quality Data:
Nonaccrual loans	$592	$606	$929	$949	$2,304
Loans past due 90 days or more and accruing	—	—	—	—	—
Total nonperforming loans	592	606	929	949	2,304
Other real estate owned	401	401	834	834	1,013
Total nonperforming assets	$993	$1,007	$1,763	$1,783	$3,317

Nonperforming loans to total loans	0.09%	0.10%	0.17%	0.18%	0.44%
Nonperforming assets to total assets	0.12%	0.13%	0.23%	0.24%	0.46%
Allowance for loan losses to total gross loans	1.26%	1.31%	1.48%	1.56%	1.62%

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	For the three months ended
	March 31,
	2017	2016
Selected Operating Data:
Interest income	$7,424	$6,449
Interest expense	1,244	1,173
Net interest and dividend income	6,180	5,276
Provision for loan losses	300	(350)
Net interest income
after provision for loan losses	5,880	5,626
Noninterest income:
Fees and service charges	535	529
Bank owned life insurance	115	101
Gain on calls and sales of securities	—	24
Gain on sales of mortgage loans	17	18
Other	132	147
Total noninterest income	799	819
Noninterest expenses:
Salaries and employee benefits	2,844	2,715
Occupancy, net	409	398
Equipment	162	150
Data processing	469	472
Advertising	136	151
FDIC insurance premium	77	106
Charitable contributions	125	70
Bank-card related services	142	131
Other real estate owned, net	15	74
Miscellaneous	735	635
Total noninterest expenses	5,114	4,902
Income before income tax expense	1,565	1,543
Income tax expense	574	552
Net income	$991	$991

Weighted avg. no. of diluted common shares	6,124,926	6,092,351
Diluted earnings per common share	$0.16	$0.16

Return on average common equity	7.71%	8.21%

Return on average assets	0.49%	0.55%

Yield on average interest-earning assets	3.88%	3.79%
Cost of average interest-bearing liabilities	0.84%	0.90%
Net interest rate spread	3.04%	2.89%

Net interest margin	3.23%	3.11%

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	For the three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Selected Operating Data:
Interest income	$7,424	$7,000	$6,657	$6,979	$6,449
Interest expense	1,244	1,103	1,113	1,124	1,173
Net interest and dividend income	6,180	5,897	5,544	5,855	5,276
Provision for loan losses	300	(300)	(250)	(450)	(350)
Net interest and dividend income
after provision for loan losses	5,880	6,197	5,794	6,305	5,626
Noninterest income:
Fees and service charges	535	564	536	530	529
Bank owned life insurance	115	119	120	107	101
Gain on calls and sales of securities	—	1	6	32	24
Gain on sales of mortgage loans	17	94	33	19	18
Gain on sales of other real estate owned	—	30	—	6	—
Other	132	129	128	138	147
Total noninterest income	799	937	823	832	819
Noninterest expenses:
Salaries and employee benefits	2,844	2,735	2,788	2,742	2,715
Occupancy, net	409	396	400	404	398
Equipment	162	156	155	148	150
Data processing	469	481	485	477	472
Advertising	136	196	165	157	151
FDIC insurance premium	77	21	100	90	106
Charitable contributions	125	135	80	90	70
Bank-card related services	142	148	150	150	131
Other real estate owned, net	15	14	27	28	74
Other	735	720	649	713	635
Total noninterest expenses	5,114	5,002	4,999	4,999	4,902
Income before income tax expense	1,565	2,132	1,618	2,138	1,543
Income tax expense	574	784	583	776	552
Net income	$991	$1,348	$1,035	$1,362	$991

Weighted avg. no. of diluted common shares	6,124,926	6,119,693	6,115,987	6,111,729	6,092,351
Diluted earnings per common share	$0.16	$0.22	$0.17	$0.22	$0.16

Return on average common equity	7.71%	10.40%	8.06%	11.05%	8.21%

Return on average assets	0.49%	0.69%	0.54%	0.74%	0.55%

Yield on average interest-earning assets	3.88%	3.77%	3.68%	4.02%	3.79%
Cost of average interest-bearing liabilities	0.84%	0.80%	0.83%	0.86%	0.90%
Net interest rate spread	3.04%	2.97%	2.85%	3.16%	2.89%

Net interest margin	3.23%	3.18%	3.07%	3.38%	3.11%